Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-189933 and No. 333-167972) and Form S-8 (No. 333-185940, No. 333-178947, No. 333-171626, No. 333-166760, No. 333-159021, No. 333-150730, No. 333-142844, No. 333-133357 and No. 333-125518) of XenoPort, Inc. of our report dated July 17, 2013 relating to the Statement of Revenues and Certain Direct Expenses of the Horizant Product Line of GlaxoSmithKline plc, which appears in this Current Report on Form 8-K/A of XenoPort, Inc. dated July 17, 2013.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 17, 2013